EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Neoprobe Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-81410, 333-05143 and 333-119219) on Form S-8 and (Nos. 333-84782, 333-91462, 333-110858 and 333-121673) on Form SB-2 of Neoprobe Corporation of our report dated March 31, 2005, with respect to the consolidated balance sheet of Neoprobe Corporation as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2005, annual report on Form 10-KSB of Neoprobe Corporation.

/s/ KPMG LLP

Columbus, Ohio

March 31, 2006